Exhibit 10.36

Orange County Rescue Mission

The Grilled Cheese Truck

Cooperation Agreement

This Cooperation Agreement (hereinafter referred to as the “Agreement”) is made and entered into as of the 30 day of March 2015, by and between Orange County Rescue Mission, Inc. a California non-profit corporation, with offices at One Hope Drive, Tustin, California 92782 (hereinafter referred to as “OCRM”), and The Grilled Cheese Truck, Inc. a for-profit corporation with offices at 151 N Nob Hill Rd #321, Plantation, FL 33324 (hereinafter referred to as “TGCT”).

Recitals

A.          OCRM is an organization that seeks to minister the love of Jesus Christ to the Least, the Last and the Lost (hereinafter referred to as the “Clientele”) of the communities in and around Southern California (hereinafter referred to as the “Territory”), through the provision of assistance in the areas of guidance, counseling, education, job training, shelter, food, clothing, health care and independent living communities (hereinafter referred to as the “Mission Statement”).

B.           OCRM desires to enter into certain affiliation agreements with local businesses and organizations in the Territory that wish to partner with OCRM to help OCRM fulfil its Mission Statement in the Territory.

C.           TGCT desires to develop a community outreach focus, and is willing and able to provide an opportunity to serve the needs of OCRM through the provision of job training and job placement for OCRM’s Clientele.

D.          OCRM and TGCT desire and intend to enter into a formal relationship in order to better cooperate in their respective organizations to serve the communities within the Territory by their respective efforts to fulfil the Mission Statement.

E.           TGCT shall continue as an autonomous organization subject to all of the laws of the State of California.

F.           OCRM and TGCT desire to describe as a part of this Agreement the mutual accountability they have to each other as they work together to carry out the common principles contained in the Mission Statement.

Now, Therefore, the parties hereto agree to the following terms and conditions.

Terms and Conditions of Agreement

1.          Scope of Ministry and Services.

1.1           TGCT acknowledges and understands by this Agreement that it is joining a long-standing ministry to the Clientele initiated by OCRM in 1965 and more recently extended into the Territory by OCRM, working toward the fulfillment of the common charitable purpose expressed in the Mission Statement. As such, TGCT hereby recognizes that, subject to its obligation under California law to maintain the requisite level of control, direction and supervision over its own resources, OCRM, through its President, the Executive Leadership Team of OCRM and its management staff, shall continue to provide coordinated leadership to TGCT as it relates to their activities as described in this Agreement.

1.2           The specific services that each party is to provide related to this Cooperation Agreement hereunder shall be in accordance with Exhibit “A” attached hereto and incorporated herein by this reference (hereinafter referred to as the “Scope of Services”). The Scope of Services may be amended from time to time by the written agreement of the parties, but any such amendment shall only be effective if signed by both parties.

2.          Governance Model. TGCT agrees to carry on its programs and activities related to this Agreement in a cooperative manner with OCRM and the other OCRM affiliates. Such activities will be conducted in accordance with this Agreement. OCRM acknowledges that TGCT is legally and morally responsible for the use of its funds and the fulfillment of its services in regard to its shareholders. In the event TGCT determines that the carrying on of any specific activities hereunder could cause TGCT to be in violation of such obligations, TGCT will immediately notify OCRM in writing of such concern. In the event OCRM and TGCT are unable to cooperatively address and resolve TGCT’s concern in that regard, including revising all or part of the program(s) and/or activities giving rise to the concern, TGCT may withdraw from that part of any such program and/or activity that it believes may cause it to be in violation of its obligations to shareholders. In the event the parties are unable to otherwise resolve the matter, the provisions of Section 7 shall apply.

3.          Mutual Accountability and Transparency in Relationship. OCRM and TGCT hereby commit themselves to an ongoing working relationship for the benefit of serving the Mission Statement in the Territory, in accordance with the Scope of Services, through mutuality of obligations and transparency, subject to the terms of this Agreement.

3.1           OCRM’s Obligations to Affiliate. OCRM agrees that, during the full term of this Agreement, it will:

3.1.1 Adhere to, operate in compliance with, and maintain fidelity to the Statement of Faith described on Exhibit “B” attached hereto and incorporated herein by this reference;

3.1.2 Research and investigate the specific conditions and circumstances under which the Clientele is living in the Territory, and enable and engage in meaningful strategic planning for the effective service to the Clientele;

3.1.3 In cooperation with TGCT and all of the other OCRM affiliates, develop annual plans, including financial budgets and strategic priorities, for each calendar year to deliver such service to the Clientele in compliance with the provisions of this Agreement;

3.1.4 Provide information and data on a regular and timely basis to enable TGCT to undertake support of the Clientele in accordance with this Agreement and to educate its shareholders and constituents as to the needs of the Clientele;

3.1.5 Maintain accurate accounting of any funds received by OCRM from TGCT in relationship to any shared programming initiatives between OCRM and TGCT, including the timely provision of adequate reports of the work and the expenditures of OCRM so as to permit TGCT to faithfully report to its constituents;

3.1.6 Provide coordination amongst and between OCRM and all of its affiliates that support the Clientele so that the best methods possible for permitting truth, integrity and transparency in fundraising are facilitated and coordinated within the Territory in the name of OCRM and in support of the Mission Statement;

3.1.7 In consultation with all of the OCRM affiliates, provide resources, experience and expertise as available to support the work of TGCT in its efforts to support the Clientele in accordance with this Agreement; and

3.1.8           In cooperation with Cooperative Organization, provide training to representatives of TGCT concerning the provision of services by TGCT hereunder and concerning volunteer recruitment and training.

3.2           Cooperative Organization’s Obligations to OCRM. TGCT agrees that, during the full term of this Agreement, it will:

3.2.1           Not operate in a manner that would be reasonable deemed to be a violation of the Statement of Faith described on Exhibit “B” attached hereto and incorporated herein by this reference;

3.2.2           Use its reasonable endeavours to motivate, mobilize and educate its constituents throughout the Territory so that it will identify with and become more involved in assisting the Clientele, through monetary and non-monetary personal support; and

3.2.3           So far as the Leadership of TGCT decides it is appropriate and acceptable, provide financial support for the Clientele in the Territory, as well as for the functioning of the OCRM administrative and service efforts from which TGCT receives a benefit.

3.2.4           TGCT shall distribute to OCRM, no later than thirty (30) days following the quarterly periods ending March 31, June 30, September 30 and December 31 during the term of this Agreement, Fifty Percent (50%) of the Net Proceeds of TGCT’s operations pursuant to this Agreement. The term “Net Proceeds” as used herein shall be determined as described on Exhibit “C” attached hereto and incorporated herein by this reference.

4.          Grant of License.

4.1           In and for consideration of the stipulations, limitations and covenants of the respective parties hereto, OCRM hereby grants to TGCT the royalty-free, non-exclusive license and right to use, during the term of this Agreement: (i) the names “INLAND EMPIRE RESCUE MISSION” and/or “TEMECULA MURRIETA RESCUE MISSION”; (ii) and the trademarks, logos, and symbols of OCRM (items (i) and (ii) shall hereafter be collectively referred to as the “OCRM Intellectual Property”). TGCT’s rights to use the OCRM Intellectual Property shall be limited to the Territory, and shall not include the right to grant the use of OCRM Intellectual Property to any other third party without the express written permission of OCRM.

4.1.1           TGCT recognizes and acknowledges OCRM’s exclusive right and title in and to the use of the OCRM Intellectual Property and agrees, at all times, not to do or suffer to be done any act or thing which will in any way impair the rights of OCRM in and to such OCRM Intellectual Property. It is further understood that by the license granted to it hereunder, TGCT shall not acquire, and shall not claim any right, title or interest adverse to OCRM in the OCRM Intellectual Property.

4.1.2           Upon the termination of the rights of TGCT to use any of the OCRM Intellectual Property by means of a revocation or termination of this Agreement or the license granted by the terms of this Section 4, TGCT agrees that it will immediately cease and desist from any further use of the OCRM Intellectual Property and, to the extent OCRM may determine necessary, assign to OCRM any and all rights and goodwill associated with the OCRM Intellectual Property that may have accrued to TGCT during the term of this Agreement.

4.1.3           TGCT acknowledges and agrees that its license to use the OCRM Intellectual Property granted by the terms of this Section 4 is conditioned upon the requirement that TGCT abide by and adhere to the guidelines set forth in the OCRM Corporate Identity Manual regarding the use of OCRM’s trademarks, logos, and symbols, which TGCT acknowledges it has received and understood as of the date of this Agreement.

4.1.4           OCRM shall have the right to terminate this Agreement pursuant to the terms and conditions of Section 7 hereof if TGCT fails to comply with the terms of this Section 4.

4.2           In and for consideration of the stipulations, limitations and covenants of the respective parties hereto, TGCT hereby grants to OCRM the royalty-free, non-exclusive license and right to use, during the term of this Agreement: (i) the names “THE GRILLED CHEESE TRUCK” and/or “GRILLED CHEESE TRUCK”; (ii) and the trademarks, logos, and symbols of TGCT (items (i) and (ii) shall hereafter be collectively referred to as the “TGCT Intellectual Property”). OCRM’s rights to use the TGCT Intellectual Property shall be limited to the Territory, and shall not include the right to grant the use of TGCT Intellectual Property to any other third party without the express written permission of TGCT.

4.2.1           OCRM recognizes and acknowledges TGCT’s exclusive right and title in and to the use of the TGCT Intellectual Property and agrees, at all times, not to do or suffer to be done any act or thing which will in any way impair the rights of TGCT in and to such TGCT Intellectual Property. It is further understood that by the license granted to it hereunder, OCRM shall not acquire, and shall not claim any right, title or interest adverse to TGCT in the TGCT Intellectual Property.

4.2.2           Upon the termination of the rights of OCRM to use any of the TGCT Intellectual Property by means of a revocation or termination of this Agreement or the license granted by the terms of this Section 4, OCRM agrees that it will immediately cease and desist from any further use of the TGCT Intellectual Property and, to the extent TGCT may determine necessary, assign to TGCT any and all rights and goodwill associated with the TGCT Intellectual Property that may have accrued to OCRM during the term of this Agreement.

4.2.3           OCRM acknowledges and agrees that its license to use the TGCT Intellectual Property granted by the terms of this Section 4 is conditioned upon the requirement that OCRM abide by and adhere to the guidelines set forth in the TGCT Corporate Identity Manual regarding the use of TGCT’s trademarks, logos, and symbols, which OCRM acknowledges it has received and understood as of the date of this Agreement.

4.2.4           TGCT shall have the right to terminate this Agreement pursuant to the terms and conditions of Section 7 hereof if OCRM fails to comply with the terms of this Section 4.

5.          Term of Agreement. Unless otherwise terminated as described hereunder, the initial term of this Agreement shall be three (3) years, which shall automatically be extended for additional terms of three (3) years each, unless either party provides written notice of termination of this Agreement to the other party in accordance with the provisions of Section 7 hereof.

6.          Non-Employee Status/Workers Compensation Insurance.

6.1           The parties hereto agree that volunteer participants are fulfilling specific requirements for volunteer experience, and therefore the participants are not to be considered employees or agents of either OCRM or TGCT for any purpose, including employee benefit programs. TGCT is at all times responsible for the care of their own volunteer participants, including causing such volunteer participants to execute a Volunteer Release Form in substantially the same form as attached hereto as Exhibit “D” and incorporated herein by this reference.

6.2           Each party to this Agreement shall provide and maintain Workers’ Compensation insurance, including Employer’s Liability insurance, as required under the laws of the State of California for any employees that they might employ. In addition, each party shall provide and maintain at its own expense a program of insurance covering its activities and operations hereunder. Such program of insurance shall include, but not be limited to, comprehensive general liability and professional liability.

7.          Termination of Affiliation. The Board of Directors of either OCRM or TGCT shall each have the right, at any time, to terminate this Agreement, and the affiliation established by it, by giving not less than sixty (60) days prior written notice to the other party of such termination (except as otherwise delineated herein), which notice shall include a description of the reason for the termination, and which shall be sent to the other party in accordance with Section 8 hereof.

8.          Notices. All notices, requests, demands, reports, statements and other communications to be made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To OCRM:	Mr. Jim Palmer, President
One Hope Drive
Tustin, California 92782

With a Copy to:	Christopher Ferebee, General Counsel
One Hope Drive
Tustin, California 92782

To TGCT:	Mr. Al Hodges, CEO
151 N Nob Hill Rd #321
Plantation, FL 33324

Either party may change its address for purposes of this Agreement by giving the other party written notice of the new address in the manner set forth above.

9.          Insurance. During the full term of this Agreement, TGCT shall maintain a policy of commercial general liability insurance (sometimes known as “broad form comprehensive general liability insurance”) insuring TGCT against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the TGCT business on the OCRM premises, or the storage of TCGT property or vehicles on the OCRM premises. TGCT shall cause OCRM to be named as an additional insured under such policy. The initial amount of such insurance shall be one million dollars ($1,000,000) per occurrence and shall be subject to periodic increases based on inflation, increased liability awards, recommendations of OCRM’s professional insurance advisers and other relevant factors. The liability insurance obtained by TGCT under this Section 9 shall (i) be primary and non-contributing; and (ii) contain cross-liability endorsements. The amount and coverage of such insurance shall not limit TGCT’s liability nor relieve TGCT of any other personal obligations under this Agreement. OCRM may also obtain comprehensive public liability insurance in an amount, and with coverage determined by OCRM, insuring OCRM against liability arising out of ownership, operation, use or occupancy of the OCRM’s premises. The policy obtained by OCRM shall not be contributory and shall not provide primary insurance.

10.         Indemnity. TGCT shall indemnify OCRM against and hold OCRM harmless from any and all costs, claims, liability or damages (collectively, “Damages”) related to: (i) TGCT’s use of OCRM premises; (ii) the conduct of TGCT’s business or anything else done or permitted by OCRM to be done in or about OCRM’s premises, including any contamination of the premises or any other property resulting from the presence or use of Hazardous Substances caused or permitted by TGCT; (iii) any breach or default in the performance of TGCT’s obligations under this Agreement; or (iv) any misrepresentation or breach of warranty by TGCT under this Agreement. As a material part of the consideration to OCRM under this Agreement, TGCT assumes all risk of damage to property, of injury to persons in or about OCRM’s premises arising from any cause, and TGCT hereby waives all claims in respect thereof against OCRM, except for any claim arising out of OCRM’s gross negligence or willful misconduct or OCRM’s breach of default in the performance of its obligations under this Agreement.

Notwithstanding the indemnity obligations of TGCT with respect to Hazardous Substances, TGCT shall, at its sole cost and expense, promptly take all actions required by any federal, state or local agency.

11.         Mediation and Arbitration. Except as otherwise provided herein, in the event either party to this Agreement believes the other party to be in breach under the terms or conditions of this Agreement, that party shall give the other party written notice of the purported breach including a description of the claimed breach. The party to whom notice is so given shall have thirty (30) days after receipt of such written notice within which to cure any default or breach if such default or breach is subject to cure. If such default or breach is not cured within such thirty-day period, or if such claimed breach is not subject to cure, then any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, shall be submitted to binding mediation and arbitration under the auspices of, and in accordance with, the then existing rules of the Institute for Christian Conciliation, a division of Peacemaker Ministries, 1537 Avenue D, Suite 352, Billings, Montana 59102 (telephone 406-256-1583). Any costs or expenses incurred as a result of such mediation and arbitration proceedings shall be borne as determined by the arbitrators.

12.         Integration. This Agreement contains the entire understanding of the parties with respect to the matters covered herein. This Agreement supersedes any and all agreements, representations, promises, or understandings, either oral or written, between the parties hereto with regard to the matters covered herein. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. No waiver or modification of any provision of this Agreement shall be valid unless in writing and signed by all parties to this Agreement. No waiver of any breach shall be deemed a waiver of any subsequent breach. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall not be affected.

13.         Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument that may be sufficiently evidenced by one counterpart.

14.          Partial Invalidity. In the event that a clause of this Agreement shall be invalid and/or unenforceable, the validity and enforceability of the remaining portion of this Agreement shall remain unaffected.

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In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

ORANGE COUNTY RESCUE MISSION, INC.		THE GRILLED CHEESE TRUCK, INC.

By:	/s/ Jim Palmer	By:	/s/ Al Hodges
	Jim Palmer, President		Al Hodges, CEO

EXHIBIT “A”

Scope of Services

1.	Commissary Operations For the purpose of this Agreement, the term “commissary” will apply, but is not limited to, all internal and/or external activities for the purpose of supporting one or more mobile food trucks.

1.1	OCRM agrees to provide the following:

1.1.1	Space within a permitted commercial kitchen for the preperation of food.
1.1.2	Fifteen cubic feet of refrigerated storage space and minimal freezer space.
1.1.3	Wash area and equipment for the washing of food truck.
1.1.4	30 cubic feet of dry storage area for food ordered from outside vendors.
1.1.5	Vetting and credentials for two TGCT company staff.
1.1.6	Access to wireless network for TGCT company business.
1.1.7	Two unpaid interns (Students) with a priority towards veterans to assist with food preperation.
1.1.8	Two unpaid interns (Students) with a priority towards veterans to assist with food loading.
1.1.9	Proof of safe food handling certificates for OCRM kitchen staff.
1.2.0	Drain system to drain waste from food truck.
1.2.1	Proof of commercial kitchen certification by OCHCA.
1.2.2	Desk and access for a computer.
1.2.3	Use of oven, stove, and grill.
1.2.4	Use of commercial dish washing system.

1.2	TGCT agrees to provide the following:

1.2.1	Kitchen Supervisor to oversee TGCT kitchen operation & ordering.
1.2.2	Small kitchen appliances needed for food preperation.
1.2.3	Containers and cart to be used to transport food from kitchen to truck.
1.2.4	Standard operation procedures for food preperation.
1.2.5	Proof of safe food handling certificates for TGCT company staff.
1.2.6	Specialized equipment including: 20qt mixer, sheet pans, slicer, cutting boards.

2.	Mobile Food Truck Operations For the purpose of this Agreement the term “mobile food truck operations” will apply, but is not limited to, all internal and/or external activities for the purpose of operating one or more mobile food trucks in Orange County.

2.1	OCRM agrees to provide the following:

2.1.1	Two unpaid interns (Students) with a priority towards veterans to assist with food truck operations on a rotating basis with a minimum assignment of 90 days.
2.1.2	Fresh water supply for food truck tanks.
2.1.3	Resonable security for food truck when stored overnight.

2.2	TGCT agrees to provide the following:

2.2.1	Licensed food truck.
2.2.2	Paid staff including a truck manager and cashier.
2.2.3	Standard operation procedures for food preperation.
2.2.4	Point of sale system and appropriate access.
2.2.5	Business license.
2.2.6	Ordering and payment of all food & supplies.
2.2.7	Purchase of fuel and propane.
2.2.8	Part time Administrative Assistant for report generating and distribution.

3.	Relationship Building, Marketing, Administration For the purpose of this Agreement the term “relationship building, marketing, administration” will apply, but is not limited to, all internal and/or external activities for the purpose of supporting one or more mobile food trucks.

3.1	OCRM agrees to provide the following:

3.1.1	Paid booking & social media coordinator.
3.1.2	Unpaid interns (Student) to assist with booking & social media.
3.1.3	OCRM will solicit booking opportunities from business partners.
3.1.4	Drop Box and access for shared documents.

3.2	TGCT agrees to provide the following:

3.2.1	Standard operation procedures for event booking.
3.2.2	Accounting and tax services.
3.2.3	Monthly financial reports.
3.2.4	General administrative oversite.

EXHIBIT “B”

Statement of Faith

We believe that the scripture of the Holy Bible from Genesis through Revelation, according to the “original manuscripts” that are verbally and fully inspired by God, that they are inerrant in the original writings, and they are the supreme and final authority of God.

We believe in one God, Father Almighty, in Jesus Christ, His only begotten Son, our Lord, and in the Holy Spirit, three in one.

We believe that Jesus Christ was conceived by the Holy Spirit and born of the Virgin Mary.

We believe that Jesus Christ was crucified, died and was buried.

We believe that on the third day after His crucifixion, Jesus Christ rose again, bodily, from the dead for the redemption of our sins that we, through faith, will have eternal life.

We believe that Jesus Christ ascended into Heaven and is now sitting on the right hand of God, making intercession for us.

We believe that the Holy Spirit is to reprove the world of sin, righteousness and judgment, and guide us into all truths and abide with us always.

We believe that Jesus Christ shall come again with a shout, with the voice of the Archangel and trumpet of God and receive us unto Himself and where He is, there we may be also.

We believe in the eternal separation from God for the unsaved.

EXHIBIT “C”

Determination of Net Proceeds

	1st Yr. Monthly Avg (Single Truck)	$41,667

Unit Revenue		Yr. 1
	OCRM Truck Avg Ticket	$13.65
	OCRM Truck Avg Tickets/Hr	21
	OCRM Truck Avg Sales Hrs/Day	6
	OCRM Truck Avg Sales Per Day	$1,736
	OCRM Truck Avg Tickets Per Day	127.19
	OCRM Work Days/Month	24
	OCRM Truck Rev per month	$41,667
	Average Hrly. Volume	$289
	Annualized	$500,000
	Annual Gross Revenue Target	$500,000
	Month 1	$30,000
	Month 2	$35,000
	Month 3	$35,000
	Month 4	$40,000
	Month 5	$45,000
	Month 6	$45,000
	Month 7	$45,000
	Month 8	$45,000
	Month 9	$45,000
	Month 10	$45,000
	Month 11	$45,000
	Month 12	$45,000

			Annual	Monthly
Revenue Target			$500,000	$41,667
GOGS		30%		$12,500	30.0%
Gross Profit				$29,167	70.0%
Expense
	Commission	1.3%		$542	1.3%
	Credit Card	0.8%		$333	0.8%
	Advertising %	3.0%		$1,250	3.0%
	Advertising Minimum	$1,000
	Menus	0.7%		$292	0.7%
	Signage	0.3%		$125	0.3%
	License & Permits	0.9%		$375	0.9%
	Labor			$12,000	28.8%
	Percent	24.00%
	Base	$12,000
	Truck Expense	$3,000		$3,000	7.2%
	Royalty	0.0%		$0	0.0%
	Misc.	2.0%		$833	2.0%
Total Expense				$18,750	45.0%

Net Profit (EBITDA)		25.0%	$125,000	$10,417

EXHIBIT “D”

Volunteer Release Form

ORANGE COUNTY RESCUE MISSION VOLUNTEER INFORMATION FORM AND VOLUNTEER WAIVER, HOLD HARMLESS AND INDEMNIFICATION AGREEMENT

Form Approved April 3, 2012

By signing this Volunteer Waiver, Hold Harmless and Indemnification Agreement, I understand and agree to the following terms and conditions related to volunteering my services to the Orange County Rescue Mission, Inc., which shall apply as well to any interaction or activities I may have related to the staff, volunteers clients or residents of its affiliate organizations (Double R Ranch, Orange County Rescue Mission, Inc., Operation OC, Temecula Murrieta Rescue Mission, Corona Norco Rescue Mission, Inland Empire Rescue Mission Inc., or others as the case may be) (collectively, the “Organization”).

1.	I recognize that as a volunteer I represent the Organization to the public. I accept the responsibility for this status and will conduct myself in a professional manner. I will be drug-free and sober when conducting business as a representative of this Organization.

2.	I will not participate in and will report any and all instances of any sort of harassment, exploitation, and/or intimidation. I will work to maintain an atmosphere of physical and emotional safety for everyone associated with the Organization, including but not limited to, employees, volunteers, clients and visitors.

3.	I agree to maintain the confidentiality of all volunteers, clients, and donors about whom I have personal and identifying information.

4.	I agree to honor the commitment length and frequency of service that I make to the Organization. I agree to provide as much advance notice as is possible in the event that I will be absent from my volunteer shift. I agree to update my personal information and emergency information as changes occur.

5.	I am aware that as a volunteer I expose myself to potential hazards which include but are not limited to: kitchen accidents, cuts, burns, back injury from lifting, car accidents, property damage or injury to others in car accidents, falls, muggings, etc. Potential hazards have been explained to me. I am voluntarily participating in this service with the knowledge of the potential hazards involved and hereby agree to accept any and all risks of injury.

6.	I agree that my assignees, heirs, distributees, guardians and other legal representatives will not make a claim against, or sue for injury or damage resulting from the negligence or other acts, howsoever caused, by any employee, agent, or volunteer contractor of the Organization as a result of my participation as a volunteer. I hereby release the Organization from all actions, claims, or demands that I, my assignees, heirs, guardians and legal representatives now have or may hereafter have for injury resulting from my participation as a volunteer.

7.	If my volunteer service includes driving an automobile, I acknowledge that I have both a valid drivers’ license necessary for the type of vehicle I am operating and an automobile liability insurance policy as required by state law. I agree to maintain my license and insurance in good standing for my entire tenure as a volunteer for the Organization. I am knowledgeable of and agree to abide by local and state traffic laws. I agree not to drive while under the influence of alcohol and/or other intoxicating substances.

8.	It is the policy of the Organization that employees and volunteers must treat all people with the utmost dignity and respect regardless of whether they are an employee, client, patient, or from the private sector. The Organization has no tolerance for employee, client, or patient abuse. Any such act of abuse is grounds for immediate dismissal pending an investigation and may result in termination from volunteering. If there is suspicion of abusive conduct by a fellow employee or volunteer, the Human Resource Department must be informed of the situation without delay. All elder abuse, child abuse, and domestic violence must be reported immediately to the county authorities. I have been oriented to the mandatory reporting aspects of my position with the Organization and will abide by the mandatory reporting laws of the State of California. I further acknowledge that if am ever deemed, in the discretion of the Organization, to act in a manner contrary to this policy, that my volunteer position may be terminated. I have read and understand the abuse policy and will abide by all the rules of this policy.

9.	All records will be confidential. Only those persons directly involved in the patient’s/client’s care will have access. Records, lab reports and any other patient identifiable information will be secured from general view. Phone calls will be made with auditory privacy. Information of a confidential nature will not be left on answering machines or with a person not specifically named by the patient as authorized to receive the information. All staff will be oriented to keep patient/client specific information confidential when discussing patient/client care in public areas.

10.	I acknowledge that it is imperative for the Organization to keep accurate administrative records relating to volunteer services performed on behalf of the Organization. As such, I agree to sign in as directed at the commencement of my volunteer service on any given day, and to sign out at the termination of such service on any given day, and to note my area of service to the Organization.

11.	I acknowledge that my position as a volunteer for the Organization is of vital importance to the Organization and its ability to conduct its business to the highest standards. Likewise, however, I acknowledge that my position as a volunteer is a privilege extended to me by the Organization, and not a right, and therefore my position may be terminated at any time, and for any reason, at the discretion of the Organization without any liability whatsoever to me related to such termination. It is understood and agreed upon by the Organization and the undersigned that the relationship being entered into is one of volunteerism and not employment; that both parties agree there will be no payment or fringe benefits which may be enjoyed by regular employees; that either party may terminate the volunteer services at any time, with or without cause and without prior notice; and that volunteers are not permitted to disclose any form of confidential information relating to clients, donors or staff of the Organization.

12.	I acknowledge that I have not been arrested or convicted of a crime listed in the Sex Offender Registration Act of California Penal Code Sections 290 (c), and 667.5(c) and that I am not listed as such on the Megan’s Law Database: http://www.meganslaw.ca.gov/.

13.	I hereby grant the Organization full consent and authorization to publish and display any quotes or stories, as well as photographs, video or film in which I appear. It is further agreed that the Organization may use such material for, or in, visual displays mounted on its vehicles, any exhibitions, displays, Internet web pages, social media networks or publications for the purpose of communication to supporters and partners of the Organization and the general public, provided that the Organization is credited when such material is used or printed.

14.	I have carefully read this agreement and fully understand its contents. I am aware that this is a release of liability and I sign it of my own free will.

Signature of Volunteer	Date

Printed Name of Volunteer